United States
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report: July 22, 2004
(Date of earliest event reported): (July 22, 2004)

First Farmers and Merchants Corporation
(Exact name of registrant as specified in its charter)

Tennessee
(State or other jurisdiction of incorporation or organization)

0-10972	62-1148660
(Commission File Number)	(I.R.S. Employer Identification No.)

816 South Garden Street
Columbia, Tennessee	38402 - 1148
(Address of principal executive offices)	(Zip Code)

(931) 388-3145
(Registrant's telephone number, including area code)

Item 7.  Financial Statements and Exhibits

(c)        The following exhibits are filed herewith:

            Exhibit Number 99.1  -  Press Release issued on July 22, 2004 by First Farmers and Merchants Corporation

Items 12.  Results of Operations and Financial Condition.

On July 22, 2004, First Farmers and Merchants Corporation issued a press release announcing its financial results for the quarter ended June 30, 2004.  A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference in its entirety.

SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST FARMERS AND MERCHANTS CORPORATION

                                                                                    (Registrant)

Date July 22, 2004	By: /s/ T. Randy Stevens
T. Randy Stevens, President/Chief Executive Officer

Date July 22, 2004	By: /s/ Patricia N. McClanahan
Patricia N. McClanahan, Treasurer/Chief Financial Officer

EXHIBIT INDEX

Exhibit Number                                                Title or Description

      99.1     Press release issued on  July 22, 2004 by First Farmers and Merchants Corporation

Exhibit 99.1

 Information for Release                                                                                        Contact: Kim Doddridge

                                                                                                                                         931-380-8296

                                                                                                                                                  or

                                                                                                                                         Jeff Bradford

                                                                                                                                        615-312-7220

First Farmers & Merchants Corporation

Releases 2004 Second Quarter Results

COLUMBIA, Tenn., July 22, 2004 - First Farmers & Merchants Corporation, through its subsidiary, First Farmers & Merchants National Bank, released its second quarter financial results today, revealing that one of Tennessee's largest independent community banks continues to build value for its parent company's shareholders.

Second quarter results show a stronger bottom line as well as higher earnings per share. For the three months ending June 30, 2004, F&M's earnings per common share rose by 25 percent over the same period last year, from $0.31 to $0.39 per share. Net income, management's prime measurement of the company's performance, increased from $1.8 million to $2.2 million.

Income from for the first six months of 2004 was up over 10 percent at $4.7 million compared to $4.2 million for the first six months of 2003.  Dividends declared in the second quarter, $.29 per share, were up 3.6 percent compared to the prior year.

"Our company continues to show healthy progress and has once again provided our shareholders with a good dividend," said T. Randy Stevens, President and CEO of F&M. "First Farmers & Merchants Corporation has long believed that if you take care of your community, your community will take care of you. I think our continuing strength and financial good health are a testament to that fact. We are happy with our progress this year and proud of the hard work of all our employees who made this possible."

Celebrating its 95th anniversary this month, First Farmers and Merchants National Bank was started as a state chartered bank in 1909.  It became a national banking association in 1954 and the only subsidiary of First Farmers and Merchants Corporation in 1982. Bank employees, officers, and directors take pride in their commitment to their motto: "Dedicated to Community Service."

The Bank is also recognizing the 40-year anniversary of its Hatcher Lane office, located at 1501 South James Campbell Blvd. The office first opened April 2, 1964. Now a high-volume office, Hatcher Lane originally operated in a simple trailer.

First Farmers and Merchants Corporation, headquartered in Columbia, is the holding company for First Farmers and Merchants National Bank of Columbia.  First Farmers and Merchants National Bank is one of the largest independent community banks in Middle Tennessee and has over twenty commercial banking offices in six counties in southern Middle Tennessee. For more information, visit world wide web fandmbank.com.

First Farmers and Merchants Corporation and Subsidiary
Unaudited Financial Highlights
(Dollars in Thousands Except Per Share Data)

Three Months Ended			Six Months Ended
June 30,			June 30,
	2004	2003	2004	2003
Interest income	$9,274	$10,940	$18,716	$22,335
Interest expense	2,068	3,000	4,257	6,311
Net interest income	7,206	7,940	14,459	16,024
Provision for possible loan losses	(677)	350	(677)	760
Net interest income after provision
for loan losses	7,883	7,590	15,136	15,264
Noninterest income	2,743	2,301	6,393	4,876
Noninterest expense	7,569	7,266	15,029	14,377
Income before income taxes	3,057	2,625	6,500	5,763
Income taxes	805	820	1,787	1,494
Net income	$2,252	$1,805	$4,713	$4,269

Earnings per common share	$0.39	$0.31	$0.81	$0.73

Dividends declared per share	$0.29	$0.28	$0.29	$0.28

Share and per share data has been restated to give retroactive effect to the stock dividend declared April 20, 2004

Total Assets			$835,616	$865,432
Cash and cash equivalents			47,046	49,360
Investment Securities			327,812	322,209
Loans, net			411,344	446,150
Deposits			711,816	753,096
Shareholders' equity			101,353	103,620

Book value per share			$17.35	$17.74